UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

BLACKBAUD, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina   29492

                                (Address of principal executive offices)                               (Zip Code)

Registrant’s telephone number, including area code    (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2008, Blackbaud, Inc. and Duck Pond Creek-SPE, LLC executed an agreement to lease space for Blackbaud’s current headquarters. The agreement replaces Blackbaud’s original lease dated as of October 13, 1999 with Duck Pond Creek. The agreement is effective as of December 5, 2008 and runs for 15 years from October 1, 2008. A copy of the agreement is included as an exhibit to this report.

Under the agreement, Blackbaud leases 17.678 acres, including a 217,556 square foot building thereon (the “Premises”) in Berkeley County, South Carolina, which is in the Charleston area. The minimum annual rent for the first year of the agreement is $3,644,063, which increases annually at a rate equal to the change in the consumer price index, as defined in the agreement. Increases in rent may not to exceed 5.5% for any single year. Blackbaud has two additional term renewal options of five years each. Blackbaud may not encumber or sublease the Premises without the written consent of Duck Pond Creek. Blackbaud has subleased a portion of the Premises under an agreement extending through 2010.

Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of Blackbaud’s executive officers. Blackbaud’s Audit Committee or a majority of the disinterested directors approve all transactions between Blackbaud and its officers, directors, principal stockholders and their affiliates, other than compensatory arrangements with employees. The written charter of Blackbaud’s Audit Committee authorizes it to review and approve related party transactions. In reviewing related party transactions, the Audit Committee applies the basic standard that they should be made on terms no less favorable to Blackbaud than could have been obtained from unaffiliated third parties. Therefore, it reviews the benefits of the transactions, the terms of the transactions and the terms available from unrelated third parties, as applicable. The agreement was approved by all members of Blackbaud’s Audit Committee and all of its disinterested directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.37	Triple Net Lease Agreement dated as of October 1, 2008 between Blackbaud, Inc. and Duck Pond Creek-SPE, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: December 11, 2008	/s/ Timothy V. Williams
Timothy V. Williams, Senior Vice President and Chief Financial Officer